As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333- 192040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-192040

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNISYS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0387840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

(215) 986-4011

(Address including zip code, of Principal Executive Offices)

UNISYS CORPORATION SAVINGS PLAN

UNISYS TECHNICAL SERVICES SAVINGS PLAN

(Full Title of the Plan)

Gerald P. Kenney

Senior Vice President, General Counsel and Secretary

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

(215) 986-4205

(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copy to:

Joanne R. Soslow, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.01 par value per share	1,545,765	N/A	N/A	(3)

(1)	This registration statement (this “Registration Statement”) covers shares of common stock, $.01 par value per share (the “Common Stock”), of Unisys Corporation (the “Company”), which are issuable pursuant to the Unisys Corporation Savings Plan (the “Unisys Plan”) and the Unisys Technical Services Savings Plan (the “UTS Plan” and, together with the Unisys Plan, the “Plans”).

The Company’s Registration Statement on Form S-8 (File No. 333-192040) filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2013 registered 3,000,000 shares of Common Stock issuable under the Unisys Plan and an indeterminable amount of interests to be offered and sold under the Unisys Plan. A master trust (the “Master Trust”) established under a Master Trust Agreement between the Unisys Plan and Fidelity Management Trust Company, dated as of January 10, 2011, as amended, holds and invests assets of the Unisys Plan. One of the investment options in the Master Trust is the “Stock Fund,” which consists of shares of Common Stock. Any shares of Common Stock issued under the Unisys Plan are from the Stock Fund.

The UTS Plan was established on December 28, 2015 and became effective on January 1, 2016 and, by an amendment dated December 31, 2015 to the Master Trust Agreement, the Master Trust also holds and invests assets of the UTS Plan. Any shares of Common Stock issued under the UTS Plan are also from the Stock Fund.

As of April 29, 2016, there were an aggregate of 1,545,765 shares registered under the Company’s Registration Statement on Form S-8 (File No. 333-192040) in the Stock Fund. This Registration Statement post effectively amends the Company’s Registration Statement on Form S-8 (File No. 333-192040) to disclose that (i) the registered shares in the Stock Fund will be the aggregate number of shares issuable under both Plans and (ii) there is no specific allocation of a fixed number of shares to each Plan.

In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement continues to cover an indeterminate amount of interests to be offered or sold pursuant to the Unisys Plan, and covers an indeterminate amount of interests to be offered or sold pursuant to the UTS Plan. The Unisys Plan, as amended and restated and effective as of January 1, 2016, and the UTS Plan, are filed as exhibits to this Registration Statement.

(2)	In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.in accordance with the anti-dilution provisions of each of the Plans.

(3)	Registration fees were previously paid in connection with the Company’s Registration Statement on Form S-8 (File No. 333-192040). No new shares of Common Stock are being registered under this Registration Statement and no registration fee is due in connection with the filing of this Registration Statement.

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) covers shares of common stock, $.01 par value per share (the “Common Stock”), of Unisys Corporation (the “Company”), which are issuable pursuant to the Unisys Corporation Savings Plan (the “Unisys Plan”) and the Unisys Technical Services Savings Plan (the “UTS Plan” and, together with the Unisys Plan, the “Plans”).

The Company’s Registration Statement on Form S-8 (File No. 333-192040) filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2013 registered 3,000,000 shares of Common Stock issuable under the Unisys Plan and an indeterminable amount of interests to be offered and sold under the Unisys Plan. A master trust (the “Master Trust”) established under a Master Trust Agreement between the Unisys Plan and Fidelity Management Trust Company, dated as of January 10, 2011, as amended, holds and invests assets of the Unisys Plan. One of the investment options in the Master Trust is the “Stock Fund,” which consists of shares of Common Stock. Any shares of Common Stock issued under the Unisys Plan are from the Stock Fund.

The UTS Plan was established on December 28, 2015 and became effective on January 1, 2016 and, by an amendment dated December 31, 2015 to the Master Trust Agreement, the Master Trust also holds and invests assets of the UTS Plan. Any shares of Common Stock issued under the UTS Plan are also from the Stock Fund.

As of April 29, 2016, there were an aggregate of 1,545,765 shares registered under the Company’s Registration Statement on Form S-8 (File No. 333-192040) in the Stock Fund. This Registration Statement post effectively amends the Company’s Registration Statement on Form S-8 (File No. 333-192040) to disclose that (i) the registered shares in the Stock Fund will be the aggregate number of shares issuable under both Plans and (ii) there is no specific allocation of a fixed number of shares to each Plan.

In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement continues to cover an indeterminate amount of interests to be offered or sold pursuant to the Unisys Plan, and covers an indeterminate amount of interests to be offered or sold pursuant to the UTS Plan. The Unisys Plan, as amended and restated and effective as of January 1, 2016, and the UTS Plan, are filed as exhibits to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b)	The most recent Annual Report on Form 11-K filed by the Unisys Plan with respect to such Plan’s fiscal year;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

(d)	The Company’s Current Reports on Form 8-K filed with the SEC on February 18, 2016, March 15, 2016 (except information furnished under Items 7.01 and 9.01) and April 13, 2016 (except information furnish under Items 7.01 and 9.01); and

(e)	The description of the Common Stock contained in the registration statement of Burroughs Corporation on Form 8-B filed on May 29, 1984, as amended on Form 8 filed on May 7, 1991.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished by not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock offered hereby has been passed upon by John M. Armbruster, the Company’s Associate General Counsel. Mr. Armbruster is eligible to receive awards under the Unisys Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things:

•	for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

•	for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

•	for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and

•	that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or the Company’s By-Laws, as amended (the “By-Laws”) or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

On April 28, 1988, at the Company’s 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or the By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director’s knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Exchange Act, or (v) indemnification has been determined not to be permitted by applicable law.

The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors’ and officers’ liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period. The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Unisys Corporation Savings Plan, as amended and restated, effective January 1, 2016 (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K for the year ended December 31, 2015)

4.2	Unisys Technical Services Savings Plan

5.1	Opinion of John M. Armbruster regarding legality of securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of John M. Armbruster (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the Registrant’s signature page)

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on April 29, 2016.

UNISYS CORPORATION

/s/ Peter A. Altabef
Name:	Peter A. Altabef
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Peter A. Altabef, Janet Brutschea Haugen, Gerald P. Kenney and Scott A. Battersby, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including pre- and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2016.

Signature	Title	Date

/s/ Peter A. Altabef	Director, President and Chief Executive Officer (principal executive officer)	April 29, 2016
Peter A. Altabef

/s/ Janet Brutschea Haugen	Senior Vice President and Chief Financial Officer (principal financial officer)	April 29, 2016
Janet Brutschea Haugen

/s/ Michael M. Thomson	Vice President and Corporate Controller (principal accounting officer)	April 29, 2016
Michael M. Thomson

Signature	Title	Date

/s/ Jared L. Cohon	Director	April 29, 2016
Jared L. Cohon

/s/ Alison Davis	Director	April 29, 2016
Alison Davis

/s/ Nathaniel A. Davis	Director	April 29, 2016
Nathaniel A. Davis

/s/ Denise K. Fletcher	Director	April 29, 2016
Denise K. Fletcher

/s/ Philippe Germond	Director	April 29, 2016
Philippe Germond

/s/ Leslie F. Kenne Leslie F. Kenne	Director	April 29, 2016

/s/ Lee D. Roberts	Director	April 29, 2016
Lee D. Roberts

/s/ Paul E. Weaver	Director	April 29, 2016
Paul E. Weaver

Exhibit Index

Exhibit Number	Description

4.1	Unisys Corporation Savings Plan, as amended and restated, effective January 1, 2016 (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-K for the year ended December 31, 2015)

4.2	Unisys Technical Services Savings Plan

5.1	Opinion of John M. Armbruster regarding legality of securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of John M. Armbruster (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the Registrant’s signature page)